EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 25th day of October 2006 (the “Effective Date”), by and between New Century Financial Corporation, a Maryland corporation (the “Corporation”) and Tajvinder S. Bindra, an individual (the “Executive”).

RECITALS

THE CORPORATION AND THE EXECUTIVE ENTER INTO THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Corporation desires to employ the Executive as Executive Vice President, as of November 6, 2006, and Chief Financial Officer, as of November 15, 2006, of the Corporation to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B. The Executive desires to accept employment on such terms and conditions.

C. This Agreement shall govern the employment relationship between the Executive and the Corporation during the Period of Employment (as defined in Section 2 below) and, as of the Effective Date, will supersede and negate all previous understandings and agreements with respect to such relationship between the parties.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Corporation and the Executive agree as follows:

1. Retention and Duties.

1.1 Effective Date. This Agreement shall become effective as of the Effective Date.

1.2 Retention. The Corporation hereby agrees to engage and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive hereby accepts and agrees to such engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.3 Duties. During the Period of Employment (as defined in Section 2 below), the Executive shall serve the Corporation as its Executive Vice President and Chief Financial Officer. In such positions, the Executive shall be principally responsible for the general supervision, direction and control of the financial aspects of the business, including, without limitation, being principally responsible for setting the strategic directions of the Corporation’s financial initiatives, formulating financial policy and plans, risk management, budgeting, and leading and managing strategic initiatives and acquisitions, in each case subject to the general direction of the Chief Executive Officer of the Corporation (the “CEO”) and the Corporation’s Board of Directors (the “Board”). During the Period of Employment, the Executive shall have the general powers and duties usually vested in the offices of executive vice president and chief financial officer of a corporation of the size and nature of the Corporation and such other powers and duties commensurate with his positions as the CEO or Board may assign from time to time. During the Period of Employment, the Executive shall be a member of the Corporation’s executive management committee or any successor thereto (“EMC”), if any. The Executive shall also be subject to the corporate policies of the Corporation as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Corporation’s insider trading policy, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers, as they may change from time to time), but no such provisions of such policies with regard to termination of employees shall apply to the Executive except to the extent they constitute Cause hereunder. During the Period of Employment, the Executive shall report directly to the CEO.

1.4 No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Corporation, and hold no other employment. Nothing herein shall preclude the Executive from (i) serving on boards of directors of other business entities as the Board approves in writing, (ii) engaging in a reasonable level of charitable activities and community affairs, including serving on boards of directors or the equivalent, and (iii) managing his personal and family investments and affairs, provided that such activities do not materially interfere with the effective discharge of his duties and responsibilities to the Corporation. The Corporation hereby agrees that the Executive’s service on the boards of directors of any entity approved by the Board shall not be deemed a violation of the non-competition and non-solicitation provisions of this Agreement. However, the Corporation shall have the right (upon written notice) to require the Executive to resign from any board or similar body on which he may now or in the future serve (or reduce his involvement) if the Board reasonably determines in good faith that such service materially interferes with the effective discharge of the Executive’s duties and responsibilities to the Corporation or that any business related to such service is then in material competition with any business of any entity within the Corporation or any of its affiliates. In the event any such resignation (or reduction in involvement) is required of the Executive, the Executive shall so resign (or reduce his involvement) as soon as he can practicably do so without violating any fiduciary duty he may have to such other organization.

1.5 No Breach of Contract. The Executive hereby represents to the Corporation that: (i) the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement to which the Executive is a party or otherwise bound; and (ii) that in the performance of his duties hereunder the Executive will not use any information (including, without limitation, confidential information and trade secrets) which the Executive is not legally and contractually free to disclose to the Corporation. The Executive represents that any confidentiality, trade secret or similar agreement to which he is a party or otherwise bound will not interfere with the effective performance by the Executive of his duties hereunder.

1.6 Location. The Executive acknowledges that the Corporation’s principal executive offices are currently located in Irvine, California. The Executive’s principal place of employment shall be the Corporation’s principal executive offices, as (subject to Section 5.5(e)(vi)) they may be moved from time to time at the discretion of the Corporation. The Executive agrees that he will be regularly present at the Corporation’s principal executive offices, subject to travel in the course of performing his duties for the Corporation, paid-time off and approved leaves of absence.

2. Period of Employment. Subject to earlier termination as provided in this Agreement, the “Period of Employment” shall be the period commencing on November 6, 2006 (the “Commencement Date”) and ending at the close of business on December 31, 2009 (the “Termination Date”); provided, however, that the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each subsequent anniversary of the Termination Date, unless either party gives notice, in writing, no less than thirty (30) days prior to such date that the Period of Employment shall not be extended (or further extended, as the case may be). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence and shall terminate on the Severance Date (as defined in Section 5.3 hereof). Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement.

3. Compensation.

3.1 Base Salary. The Executive’s base salary for the Period of Employment (the “Base Salary”) shall be at a rate of FIVE HUNDRED THOUSAND DOLLARS ($500,000) per annum and shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. During the Period of Employment, the CEO and/or the Compensation Committee of the Board (the “Compensation Committee”), as applicable based on Corporation practice as in effect from time to time, will review the Executive’s Base Salary on an annual basis (commencing in 2007) and may increase (but not decrease) the Base Salary from the rate in effect immediately preceding any such change. For purposes of this Agreement after any such increase, “Base Salary” shall mean such increased amount.

3.2 Annual Incentive Bonus. During the Period of Employment, the Executive shall be eligible to receive an annual incentive bonus in an amount to be determined by the CEO and/or the Compensation Committee, as applicable based on Corporation practice as in effect from time to time, in good faith, taking into account the performance of the Corporation and the Executive (the “Incentive Bonus”). With respect to each calendar year during the Period of Employment, the Executive’s target Incentive Bonus opportunity shall equal TWO HUNDRED AND FIFTY PERCENT (250%) of the Executive’s Base Salary for that year (the “Target Bonus”), with the actual bonus amount of any such calendar year based on performance targets and objectives, and actual performance against those targets and objectives, as determined in good faith by the CEO and/or the Compensation Committee, as applicable based on Corporation practice as in effect from time to time, for such calendar year. Notwithstanding the foregoing, for calendar year 2006, the Executive shall be entitled to a pro-rata Incentive Bonus based on the Target Bonus for the period he is employed by the Corporation during 2006, and for calendar 2007, the Executive shall be paid an Incentive Bonus of no less than 200% of the Executive’s Base Salary for that year. Any Incentive Bonus payable hereunder shall be paid at such times as such bonuses are generally paid to other senior executives of the Corporation.

3.3 Annual Long-Term Incentive Awards. During the Period of Employment commencing in the first fiscal quarter of each calendar year (commencing in 2007), the Executive shall receive long-term incentive award opportunities that the CEO and/or the Compensation Committee, as applicable based on Corporation practice as in effect from time to time, determines to have an approximate aggregate value at the time of grant equal to at least TWO HUNDRED FIFTY PERCENT (250%) of the Executive’s Base Salary in effect at that time. Such awards shall be subject to such other terms and conditions as the CEO or the Compensation Committee, as applicable, may provide at the time of grant of each applicable award (including, without limitation, vesting requirements). The awards may be in such form(s) as the CEO or the Compensation Committee, as applicable, deems appropriate at the time of grant (such as, without limiting other types of awards that may be granted, stock options, restricted stock, restricted stock units, performance stock or units, and dividend equivalents), and the aggregate grant for any one year may consist of more than one form of award. Notwithstanding the foregoing, the Executive’s awards shall be in a form and have terms and conditions that are generally consistent with the form and terms and conditions applicable to other members of the EMC or, if there is no EMC, other senior executives of the Corporation (“Peer Executives”). For purposes of clarity, the CEO is not a Peer Executive. The CEO or the Compensation Committee, as applicable, may determine the grant date aggregate value of the awards based on such methodology, and taking into account such facts and circumstances, as it in good faith considers appropriate at the time of grant of the awards. The methodology and facts considered may change from year to year but in all events shall be generally consistent with the method and/or facts applicable to the same or similar type of award made to other Peer Executives. Notwithstanding anything else to the contrary, Section 7.7 of the Corporation’s 2004 Performance Incentive Plan (the “Plan”) (or any similar type of provision whether in an equity award agreement or other plan) shall not apply to the Executive’s outstanding equity awards.

3.4 Sign-On Equity Award. No later than December 1, 2006, the Corporation shall grant the Executive 15,000 restricted stock units (“Unit Grant”) pursuant to the Plan, with each unit representing the right to receive one share of the Corporation’s common stock (subject to adjustments for stock splits, stock dividends and similar events consistent with the terms of the Plan). Except as otherwise provided in Section 5 hereof or to the extent earlier vesting is provided in the Plan or the applicable award agreement, the Unit Grant shall vest over time, with 25% vesting on each of the first, second, third and fourth anniversaries of the Commencement Date so long as the Executive is continuously employed with the Corporation through the applicable vesting date; and once vested shall not, except as required by applicable law, be subject to forfeiture by the Corporation or repayment by the Executive for any reason. The Unit Grant will carry dividend equivalents from the grant date as provided in, and the Unit Grant shall be granted pursuant to, the form of award agreement attached hereto as Exhibit A.

4. Benefits and Other Entitlements.

4.1 Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee retirement, pension, deferred compensation, supplemental retirement, change in control severance, and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Corporation to the Corporation’s senior executives generally on a basis that is generally consistent with the level and terms of such benefits as provided to other Peer Executives, provided such participation shall be in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. Notwithstanding anything else to the contrary, with respect to any change in control severance, the Executive shall be treated no less favorably than any other Peer Executive and, further, the Executive shall be designated a participant on Schedule A of the Change in Control Severance Policy as in effect on the Effective Date and such designated cannot be changed or modified without the Executive’s prior written consent; provided that the foregoing shall not otherwise limit the Corporation’s ability to amend or terminate such policy from time to time in accordance with its terms.

4.2 Reimbursement of Business Expenses. The Corporation shall reimburse the Executive for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out his duties to the Corporation under this Agreement, subject to the Corporation’s expense reimbursement policies in effect from time to time. In addition, the Corporation shall reimburse the Executive for or pay the reasonable legal fees incurred by the Executive relating to the negotiation and preparation of this Agreement up to a maximum reimbursement of $25,000.

4.3 Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation at a rate of four (4) weeks per year (or such greater vacation benefits as may be provided under the vacation policies generally applicable to other Peer Executives in effect from time to time), subject to the Corporation’s policies regarding vacation accruals (including, without limitation, limits on the amount of vacation that may be accrued and untaken before future accruals cease). The Executive shall also be entitled to all other holiday and leave pay generally available to other Peer Executives.

4.4 Relocation. The Corporation shall pay the Executive’s reasonable expenses related to the relocation of his primary residence to Southern California (such relocation to be completed not later than the first anniversary of the Commencement Date) as a Tier I executive in accordance with the Corporation’s relocation policy for such executives as in effect as of the Effective Date (“Relocation Policy”), with the following additions and modifications:

(a) The miscellaneous allowance under the Relocation Policy shall equal no less than three (3) months of the Executive’s Base Salary;

(b) If the Executive’s employment is terminated for Cause, he shall not be required to repay any amounts paid to him pursuant to the Relocation Policy and, upon all terminations, other than a voluntary resignation by the Executive other than for Good Reason or Disability, the Corporation shall pay the Executive any amounts due to him under such Policy which remain unpaid; and

(c) The application of any time limits in the Relocation Policy shall be extended to take into account the fact the Executive and his family will not be required to relocate permanently to California until the first anniversary of the Commencement Date.

5. Termination.

5.1 Termination by the Corporation. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Corporation: (i) with Cause (as defined in Section 5.5), or (ii) on no less than thirty (30) days prior written notice to the Executive, without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event the Executive has a Disability (as defined in Section 5.5). In addition, if the Corporation provides a notice of non-renewal of the Period of Employment in accordance with Section 2 hereof, the Executive’s employment shall terminate upon the expiration of the Period of Employment and, unless the Corporation shall have offered the Executive a new employment agreement on terms substantially similar to those set forth herein no later than fourteen (14) days prior to the expiration of the Period of Employment, executed by the Corporation and irrevocable by the Corporation unless and until the Executive has failed to deliver to the Corporation an executed copy of such agreement on or prior to the date the Period of Employment expires, such termination shall be deemed to have been a termination by the Corporation without Cause.

5.2 Termination by the Executive. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time with or without Good Reason by the Executive, on no less than thirty (30) days prior written notice to the Corporation.

5.3 Benefits Upon Termination. If the Executive’s employment by the Corporation is terminated during the Period of Employment for any reason by the Corporation or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Corporation terminates in accordance with this Agreement is referred to as the “Severance Date”), the Corporation shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Corporation, any payments or benefits except:

(a) the Corporation shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5) and the Executive (or, in the event of his death, the Executive’s estate) shall be entitled to the provisions of Section 5.3(d) hereof;

(b) if, during the Period of Employment (but not following the expiration of the Period of Employment), the Executive’s employment is terminated by the Corporation without Cause (including a deemed termination of the Period of Employment by the Corporation without Cause as provided in the last sentence of Section 5.1) or by the Executive for Good Reason (as defined in Section 5.5) (and, in each case, other than due to either (i) the Executive’s death, or (ii) the Executive’s Disability), the Corporation shall, subject to the following provisions of this Section 5.3 and the provisions of Section 5.4, pay (in addition to the Accrued Obligations) and/or provide the Executive the following severance benefits:

(i) The Corporation shall pay the Executive, subject to Section 23, an amount in cash, subject to tax withholding and other authorized deductions, equal to (A) two (2) times the Executive’s Base Salary at the highest annualized rate in effect during the one (1) year period immediately prior to the Severance Date (determined without regard to any reduction in Base Salary giving rise to a termination for Good Reason by the Executive hereunder), plus (B) either (x) in the event the Executive’s Severance Date is prior to the payment of all quarterly bonuses for 2007, one (1) times the Executive’s Target Bonus for 2007 (based on the Base Salary as determined in clause A hereof ) or (y) in the event the Executive’s Severance Date occurs after the payment of such bonuses, one (1) times the highest annual Incentive Bonus paid to the Executive by the Corporation for any one of the three calendar years preceding the calendar year in which the Severance Date occurs. For purposes of subclause (y) of the foregoing clause (B), the amount of the annual Incentive Bonus paid to the Executive for any calendar year shall include the portion of any such Incentive Bonus that was paid in cash and any portion that was deferred at the election of the Executive pursuant to a deferred compensation plan maintained by the Corporation. Except as provided in the next two sentences, any amounts payable pursuant to this Section 5.3(b)(i) shall be paid in a series of substantially equal monthly installments over a period commencing with the Executive’s Severance Date and continuing through the second anniversary of the Severance Date (the “Severance Period”). In the event the Executive’s employment terminates in circumstances that entitle the Executive to payments pursuant to this Section 5.3(b)(i), and a Special Change in Control Event (as defined below) occurs after such payments commence but before all such payments have been made, any remaining payments otherwise due to the Executive pursuant to this Section 5.3(b)(i) after the date of such Special Change in Control Event shall be paid in a single non-discounted lump sum payment no later than thirty (30) days after the date of the Special Change in Control Event. To the extent payment in a lump sum following a Special Change in Control Event would be in violation of Section 409A of the of the Internal Revenue Code of 1986, as amended (the “Code”), such payments shall instead be paid in a series of substantially equal monthly installments during the Severance Period. A “Special Change in Control Event” means a Change in Control Event that also constitutes a “change in the ownership or effective control” of the Corporation or a change “in the ownership of a substantial portion of the assets” of the Corporation that is a permissible distribution event under Section 409A(a)(2)(A)(v) of the Code and any regulations and other guidance promulgated thereunder.

(ii) The Corporation will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Corporation’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall cease upon the first to occur of (A) eighteen (18) months after the Severance Date; (B) the Executive’s death; (C) the date the Executive becomes eligible for coverage under the health plan of a future employer; or (D) the date the Corporation ceases to offer any group medical coverage to its active executive employees or the Corporation is otherwise under no obligation to offer COBRA continuation coverage to the Executive.

(iii) The Corporation, subject to Section 23, shall provide the Executive and his family with the same benefits as set forth in Section 4.4 hereof to relocate to the Tri-State area; provided the Executive relocates to Tri-State area promptly after (and in no event more than twelve (12) months after) the Severance Date.

(iv) Any and all equity-based awards, including, without limitation, the Unit Grant (which shall be deemed to have been granted as of the Severance Date if such grant has not been made by such date), any restricted stock, restricted stock units, performance units, dividend equivalents or stock options, granted by the Corporation to the Executive and outstanding immediately prior to such termination of employment shall continue to vest pursuant to their original vesting schedule as if the Executive had remained employed through the applicable vesting date; provided, however, that any such equity awards that are subject to performance based vesting conditions with no opportunity to vest based solely on continued employment for a period of time shall remain outstanding until the conclusion of the applicable performance period and shall vest only (and to the extent) that the applicable performance criteria are satisfied. Any exercise period applicable to any such award that vests shall terminate no earlier than the thirtieth (30th) day following the date of such portion of the award vests, subject to accelerated vesting and termination in connection with a change in control of the Corporation or similar event pursuant to the terms of the plan under which the awards were granted and/or the applicable award agreement. The preceding provisions of this Section 5.3(b)(iv) do not limit the Executive’s right to any accelerated vesting upon any other event or in any other circumstances (such as upon a change in control event itself or retirement, to the extent provided for under the terms of the applicable plan and/or award agreement), and shall control over any contrary provision of any such plan or award agreement (whether entered into before or after the date hereof) that does not provide for such accelerated vesting in such circumstances. Except as provided in this Section 5.3(b)(iv), the effect of a termination of the Executive’s employment on the Executive’s stock options and other equity-based awards granted by the Corporation shall be determined under the terms of the award agreement evidencing such option or other award or as otherwise provided herein.

(c) if, during the Period of Employment, the Executive’s employment is terminated by the Corporation without Cause, by the Executive for Good Reason, or due to the Executive’s death or Disability, or if the Executive’s employment is terminated by the Corporation or by the Executive for any reason (other than by the Corporation for Cause) upon or at any time following the Termination Date, the Corporation shall pay the Executive a pro-rated share of any bonus (including, without limitation, the Incentive Bonus) otherwise payable to the Executive, for the period from the beginning of the fiscal year in which the Severance Date occurs through the Severance Date, based on the actual performance for such fiscal year. Notwithstanding the foregoing, if the Severance Date occurs prior to January 1, 2008, the pro-rata bonus pursuant to this Section 5.3(d) shall be deemed to be no less than the guaranteed bonus for 2007 (to the extent any such amount remains unpaid) as set forth in Section 3.2 hereof. The bonus hereunder shall, subject to Section 23, be paid when bonuses for such year are paid generally to the Corporation’s active executives.

(d) The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii) the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s 401(k) plan (if any), or any deferred compensation and/or any supplemental executive retirement plan; (iv) any rights that the Executive may have under and with respect to a stock option, restricted stock or other equity-based award, to the extent that such award was granted before the Severance Date and to the extent expressly provided in the written agreement evidencing such award; or (v) any right to indemnification the Executive may have from the Corporation or the Executive’s right to be covered under any applicable insurance policy, with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Corporation or its affiliates, including, without limitation, pursuant to Section 22.

5.4 Release; Exclusive Remedy.

(a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Corporation obligation to the Executive pursuant to Section 5.3(b), the Executive shall, upon or promptly following his last day of employment with the Corporation, provide the Corporation with a valid, executed, written release of claims (in the form attached hereto as Exhibit B or such other form as the Corporation may reasonably require in the circumstances, which other form shall be as attached hereto as Exhibit B but with such changes as may be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable laws) and such release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Corporation shall have no obligation to make any payment to the Executive pursuant to Section 5.3(b) unless and until the release contemplated by this Section 5.4 becomes irrevocable by the Executive in accordance with its provisions.

(b) The Executive agrees that the payments, benefits and entitlements contemplated by Section 5.3 shall, if the release contemplated by Section 5.4(a) is signed and the amounts, benefits or entitlements paid or provided, constitute the exclusive and sole remedy for any termination of his employment and in such case the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment (other than with respect to those claims not released by the Executive in Exhibit B). The Corporation and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement, and there shall be no offset against any amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages and, subject to all applicable laws and regulations, shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others.

5.5 Certain Defined Terms.

(a) As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) prior to the Severance Date;

(ii) any Incentive Bonus payable pursuant to Section 3.2 with respect to the calendar year preceding the year in which the Severance Date occurs (if the Executive was employed by the Corporation on the last day of that calendar year) that had not previously been paid;

(iii) any reimbursement due to the Executive pursuant to Section 4.2 or Section 4.4 for expenses incurred by the Executive prior to the Severance Date; and

(iv) any other amounts or benefits required to be paid or provided by law or under any employee benefit plan, program, policy or practice of the Corporation (other than benefits in the nature of severance pay under any such plan, program, policy or practice).

Subject to Section 23, all amounts in (i), (ii) and (iii) shall be paid promptly after the Severance Date and the amounts and benefits in (iv) shall be paid or provided in accordance with their terms.

(b) As used herein, “Cause” shall mean that, during the Period of Employment, any of the following events or contingencies exists or has occurred:

(i) the Executive is convicted of, or pleads guilty or nolo contendre to, a felony (whether or not involving the Corporation or any of its affiliates), which constitutes a crime of moral turpitude and is punishable by imprisonment in a state or federal correction facility; or

(ii) the Executive commits an act involving willful misconduct of a material nature or gross negligence with regard to the Corporation or any of its affiliates; or

(iii) the Executive commits an act of material fraud or material dishonesty with regard to the Corporation or any of its affiliates; or

(iv) the Executive willfully and repeatedly fails or refuses to perform his duties as required by this Agreement; provided that there shall be no determination of Cause pursuant to this subparagraph (iv) unless the Executive shall have received written notice from the CEO and/or the Board stating the nature of such failure or refusal and affording the Executive at least ten (10) days to correct the act or omission asserted to constitute Cause; or

(v) the willful and material violation by the Executive of any reasonable written rule, regulation or policy of the Corporation applicable to senior executives of the Corporation unless such violation is cured following written notice by the Board to the Executive.

However, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Corporation. A determination by the Board that Cause exists shall be effective only if approved by at least a majority of the Board (not counting the Executive if he is then a member of the Board) voting in person at a meeting at which Executive is entitled to be present (with counsel) and respond to any basis that may be asserted as constituting Cause (a summary of which shall be supplied to the Executive in writing at least five (5) days before any such meeting).

(c) As used herein, “Change in Control Event” shall have the meaning ascribed to the such term in the Plan.

(d) As used herein, “Disability” shall mean a physical or mental impairment which has rendered the Executive unable to perform the essential functions of his employment with the Corporation, even with reasonable accommodation that does not impose an undue hardship on the Corporation, for more than 180 calendar days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply. The determination of whether or not a Disability exists for purposes of this Agreement shall be based upon the findings of a qualified medical doctor reasonably agreed to by the Corporation and the Executive (or, in the event of the Executive’s incapacity, his legal representative). In the absence of agreement between the Corporation and the Executive, each party shall nominate a qualified medical doctor, and the two doctors so nominated shall select a third qualified medical doctor, who shall make the determination as to Disability.

(e) As used herein, “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s written consent:

(i) a material breach of this Agreement by the Corporation (with any reduction in the Executive’s rate of Base Salary or Target Bonus or target equity opportunity as a percentage of Base Salary as set forth in Section 3.3 hereof from the rate then in effect or any other failure of the Corporation to pay the compensation due pursuant to this Agreement or otherwise provide the annual and long-term incentives required pursuant to Sections 3.2 and 3.3 being deemed material); or

(ii) a material diminution in the Executive’s responsibilities, duties, authority or status (when viewed together, in the aggregate) including, without limitation, any change in title or position such that the Executive is no longer the Executive Vice President and Chief Financial Officer of the Corporation or the Executive no longer reports directly to the Chief Executive Officer; or

(iii) an assignment of duties to the Executive that are materially inconsistent with the Executive’s positions and status; or

(iv) any failure to elect or reelect the Executive as Executive Vice President and Chief Financial Officer of the Corporation or removal of the Executive from any such position; or

(v) the failure of the Corporation to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the assets or business of the Corporation within fifteen (15) days upon a merger, consolidation, sale or similar transaction and delivery of a copy of such assumption to the Executive; or

(vi) the assignment of the Executive to duties that would require him to relocate or transfer his principal place of residence to a location outside of Orange County, California, or that would make the continuance of his principal place of residence in Orange County, California unreasonably difficult;

provided, however, that none of the events specified in this Section 5.5(e) shall constitute Good Reason unless the Executive shall have notified the Corporation in writing describing the events which constitute Good Reason and the Corporation shall have failed to cure such event within a reasonable period, not to exceed ten (10) days, after the Corporation’s actual receipt of such written notice. For purposes of clarity, a termination of the Executive’s employment for Cause or due to the Executive’s death, Disability or voluntary retirement shall not constitute Good Reason.

5.6 Section 280G Gross-Up. The Executive shall be entitled to the tax gross-up provisions set forth in Appendix A of the Change in Control Severance Policy in effect as of the Effective Date, which shall apply to any payments, benefits or entitlements hereunder or otherwise without regard to whether the Executive’s employment has been terminated.

6. Means and Effect of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination. Upon the occurrence of any such termination in accordance with this Agreement, the Executive shall be deemed to have resigned as a director and/or officer of the Corporation and its affiliates as of the Severance Date without the giving of any notice or taking of any other action.

7. Protective Covenants.

7.1 Confidential Information. As a material part of the consideration for the Corporation’s commitment to the terms of this Agreement, the Executive hereby agrees that the Executive will not at any time (whether during or after the Executive’s employment with the Corporation), other than in the course of the Executive’s duties hereunder, disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of the Corporation or any of its affiliates (collectively, “Confidential Information”); provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of the Executive’s breach of this covenant. The Executive further agrees that the Executive will not retain or use for his account, at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Corporation or any of its affiliates (the Corporation and its affiliates are referred to, collectively, as the “Company Group”). Notwithstanding the foregoing, this Section 7.1 shall not apply (i) when disclosure of Confidential Information is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make available such information (provided, however, that the Executive shall immediately notify the Corporation in writing upon receiving a request for such information), (ii) with respect to any other litigation, arbitration or mediation involving this Agreement or any other agreement between the parties, including but not limited to enforcement of such agreement, or (iii) to any part of the Confidential Information that becomes generally known to the public (other than by the breach of this Agreement by the Executive).

7.2 Return of Confidential Material. The Executive shall promptly deliver to the Corporation upon the termination of Executive’s employment with the Corporation, for any reason, or any time the Corporation may so request, all memoranda, notes, records, reports, manuals, charts, and any other documents of a confidential nature belonging to the Company Group, including all copies, wherever and however located, including electronically, of such materials which the Executive may then possess or have under the Executive’s control. Upon termination of the Executive’s employment with the Corporation, the Executive shall not take any document, data, or other material of any nature containing or pertaining to the proprietary information of the Company Group; provided that the Executive may retain and use his rolodex and similar address books.

7.3 No Competing Employment. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Corporation, the amount of sensitive and confidential information involved in the discharge of the Executive’s position with the Corporation, and the harm to the Corporation that would result if such knowledge or expertise was disclosed or made available to a competitor. Based on that understanding, the Executive hereby expressly agrees that, during the Period of Employment and for a period of one year following the Severance Date (or, if longer, during any period in which the Executive is receiving severance or other payments from the Corporation hereunder, or during any period in which any equity-based award granted by the Corporation to the Executive remains outstanding and unvested), the Executive shall not, without prior written approval of the Corporation, directly or indirectly own an interest in, manage, operate, join, control, lend money or render financial assistance to, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that, at such time directly competes with the Company Group in the business of, underwriting, purchasing, securitizing, selling or servicing residential mortgage loans and lines of credit (a “Competing Company”). In addition, a business that does not directly compete with the Company Group but is affiliated with an individual, partnership, firm, corporation or other business organization or entity that does compete with the Company Group shall not itself be considered a Competing Company so long as not more than one-third of the aggregate gross revenues, and not more than one-third of the aggregate net income, of such business and its affiliates (in each case, on a consolidated basis for the fiscal year immediately preceding the fiscal year in which the Executive becomes involved with such business) is derived from the business of underwriting, purchasing, securitizing, selling or servicing residential mortgage loans and lines of credit. Notwithstanding the foregoing, the Executive shall be entitled to own up to 5% of the outstanding securities of any entity if such securities are registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended, and, upon approval of the Board, the Executive shall be entitled to purchase securities of a Competing Company entity if such securities are offered to investors irrespective of any employment or other participation in the entity by the investor. Furthermore, the Executive may hold less than five percent (5%) interest in mutual funds, private equity funds, hedge funds and similar pooled entities that have interests in competitive entities so long as such investments are completely passive; provided, however, that in no event shall the Executive’s aggregate ownership (whether such ownership is direct or through a fund or other entity) in any Competing Company exceed 5% of the outstanding securities of such entity. For purposes of this Section 7.3 and Sections 7.4, 7.5 and 7.8, the vested portion of any equity-based award shall be determined before giving effect to any accelerated vesting or continued vesting that may otherwise be required pursuant to Section 5.3(b) or any similar provision of the applicable award agreement.

7.4 Prohibition on Solicitation of Customers. During the Period of Employment and for a period of one year following the Severance Date (or, if longer, during any period in which the Executive is receiving severance or other payments from the Corporation hereunder or during any period in which any equity-based award granted by the Corporation to the Executive remains outstanding and unvested), the Executive shall not, directly or indirectly, either for the Executive or for any other person or entity other than in the ordinary course of the Corporation’s business for the benefit of the Corporation, solicit any person or entity to terminate such person’s or entity’s contractual and/or business relationship with the Company Group, nor shall the Executive interfere with or disrupt or attempt to interfere with or disrupt any such relationship. The foregoing shall not be violated by general advertising of a customary nature not targeted at such persons or entities, nor by serving as a reasonable and customary reference upon request.

7.5 Prohibition on Solicitation of the Company’s Employees or Independent Contractors After Termination. During the Period of Employment and for a period of one year following the Severance Date (or, if longer, during any period in which the Executive is receiving severance or other payments from the Corporation hereunder, or during any period in which any equity-based award granted by the Corporation to the Executive remains outstanding and unvested), the Executive will not directly or indirectly solicit any of the Company Group’s employees, agents, or independent contractors to leave the employ of the Company Group for a Competing Company. The foregoing shall not be violated by general advertising of a customary nature not targeted at such employees, agents or independent contractors, nor be serving as a reasonable and customary reference upon request.

7.6 Right to Injunctive and Equitable Relief. The Executive’s obligations not to disclose or use Confidential Information and to refrain from the solicitations described in this Section 7 are of a special and unique character, which gives them a peculiar value. The Corporation cannot be reasonably or adequately compensated in damages in an action at law in the event the Executive breaches such obligations, and the breach of such obligations would cause irreparable harm to the Corporation. Therefore, the Executive expressly agrees that the Corporation shall be entitled to injunctive and other equitable relief subject to the limitations contained in this Section 7.6 without bond or other security in the event of such breach in addition to any other rights or remedies which the Corporation may possess. Furthermore, the obligations of the Executive and the rights and remedies of the Corporation under this Section 7 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or confidential information. Notwithstanding anything to the contrary contained in this Agreement, the Corporation shall not have the right to seek injunctive relief against the Executive to enforce the provisions of Section 7.3 following the Severance Date. Notwithstanding anything to the contrary contained in this Agreement, the maximum period for which the Corporation shall have the right to seek injunctive relief against the Executive to enforce the provisions of Sections 7.4 and 7.5 is two years following the Severance Date.

7.7 Cooperation. The Executive agrees that during the Period of Employment and thereafter, he shall respond to all reasonable inquiries of the Corporation about any matters concerning the Corporation or its affairs that occurred or arose during the Executive’s employment by the Corporation, and the Executive further agrees to reasonably cooperate with the Corporation in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Corporation relating to the period during which the Executive was employed by the Corporation or relating to matters of which the Executive has or should have knowledge or information. The Executive further agrees that, except as required by law, the Executive will at no time voluntarily serve as a witness or offer written or oral testimony against the Corporation in conjunction with any complaints, charges or lawsuits brought against the Corporation by or on behalf of any current or former employees, or any governmental or administrative agencies related to his period of employment and, except as otherwise prohibited by law, will provide the Corporation with notice of any subpoena or other request for such information or testimony. To the extent any such cooperation is requested by the Corporation, the Corporation shall promptly reimburse the Executive, to the extent permitted by law, for any reasonable expenses incurred by him in connection with his cooperation hereunder, including, without limitation, reasonable expenses for travel, meals and lodging, and reasonable attorneys’ fees to the extent that the Executive reasonably believes that separate representation for him is warranted by the circumstances.

7.8 Remedy for Breach of Section 7.

(a) In the event the Executive willfully breaches Section 7.3 in any material manner, and notwithstanding anything else to the contrary, then, in addition to any other legal remedies the Corporation may have, the Corporation shall have the right, in its sole discretion, to take any or all of the following actions: (i) terminate the payments and benefits otherwise due pursuant to Section 5.3(b)(i) and/or (ii) terminate any and all stock options and other equity-based awards theretofore granted to the Executive by the Corporation (to the extent not vested prior to such breach by the Executive); provided, however, that if a cure is reasonably possible in the circumstances, the Corporation shall provide the Executive with written notice of the breach and shall not take any of the above actions unless the Executive fails to cure the breach within ten (10) business days’ after such notice, and the Executive agrees to not exercise any such stock options after the Corporation provides the Executive with such notice and before such cure is made. Notwithstanding anything else to the contrary, including without limitation, pursuant to any applicable award agreement or plan, any determination of whether the Executive’s equity awards granted on or prior to December 31, 2009 are subject to forfeiture for violating any restrictions on the Executive’s activities during or following employment shall be determined solely in accordance with this Section 7.8(a).

(b) In the event the Executive willfully breaches any provision of Section 7 (other than Section 7.3) in any material manner, and notwithstanding anything else to the contrary, then, in addition to any other legal remedies the Corporation may have, the Corporation shall have the right, in its sole discretion, to terminate the payments and benefits otherwise due pursuant to Section 5.3(b)(i) (but not any payments or benefits provided pursuant to Section 5.3(b)(ii)); provided, however, that if a cure is reasonably possible in the circumstances, the Corporation shall provide the Executive with written notice of the breach and shall not terminate such payments and benefits unless the Executive fails to cure the breach within ten (10) business days’ after such notice.

8. Withholding Taxes. Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

9. Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party and any such attempted assignment and delegation shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 9, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Corporation with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Corporation hereunder. Following any such transaction, “Corporation” for purposes of this Agreement, except for Section 7 hereof, shall mean such successor entity, including, without limitation, its ultimate parent, if the successor is a subsidiary of another entity.

10. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

11. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

12. Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary. (The Executive and the Corporation are sometimes referred to in this Agreement as the “parties” hereto.)

13. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

14. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. As of the Effective Date, this Agreement shall supersede all agreements of the parties hereto that are prior to or contemporaneous with the Effective Date and that directly or indirectly bear upon the subject matter hereof. Any negotiations, correspondence, agreements, proposals or understandings prior to the Effective Date relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. This Agreement is an integrated Agreement.

15. Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

16. Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing, specifically referencing the provision being waived, and is signed by the party asserted to have granted such waiver.

17. Arbitration. Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of the Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties hereto acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment. The parties agree hereto that the Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The Executive and the Corporation further agree that in any proceeding to enforce the terms of this Agreement, each party shall bear its own attorneys’ fees and costs. Notwithstanding this provision, the parties hereto may mutually agree to mediate any dispute prior to or following submission to arbitration.

18. Notices.

(a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties hereto as follows:

(i) if to the Corporation:

New Century Financial Corporation

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

Attn: General Counsel

with a copy to:

New Century Financial Corporation

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

Attn: Lead Director

if to the Executive, at the last address of the Executive on the books of the Corporation; with a copy to:

Morrison Cohen LLP

909 Third Avenue, 27th Floor

New York, NY 10022

Attn: Robert M. Sedgwick, Esq.

(b) Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

19. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

20. Provisions that Survive Termination. The provisions of Sections 5.3, 5.4, 5.5, 5.6, 7 through 19, 21 through 23, this Section 20, and any other section hereof that by its terms is required to survive under the circumstances shall survive any termination of the Period of Employment.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

22. Indemnification.

(a) The Corporation agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding whether civil, criminal, administrative, investigative, appellate or other (a “Proceeding”) by reason of the fact that he is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, member, employee, agent, manager, consultant or representative of another person or (ii) if any claim, demand, request, investigation, controversy, threat, discovery request or request for testimony or information (a “Claim”) is made, or threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, whether arising before or after the Effective Date, then the Executive shall promptly be indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation’s Articles of Amendment and Restatement, bylaws or Board resolutions or, if greater, by the laws of the State of Maryland, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigating, defending or obtaining indemnity with respect to any Proceeding or Claim, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer or employee of the Corporation or a director, officer, member, employee, agent, manager, consultant or representative of such other person and shall inure to the benefit of the Executive’s heirs, executors and administrators. To the extent permitted by law, the Corporation shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within thirty (30) days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

(b) Neither the failure of the Corporation (including its Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 22(a) that the Executive has satisfied any applicable standard of conduct, nor a determination by the Corporation (including its Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.

(c) During the Period of Employment and for a period of six (6) years thereafter, the Corporation shall keep in place a directors and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive to the extent that the Corporation provides such coverage for any other present or former senior executive or director of the Corporation.

(d) The provisions of this Section 22 shall apply to the estate, executor, administrator, heirs, legatees or devisees of the Executive.

23. Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Section 409A of the Code (“Code Section 409A”), the Executive shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six (6) months after his termination of employment for any reason other than death, or (ii) the date of the Executive’s death. Furthermore, with regard to any benefit to be provided upon a termination of employment, to the extent required by Code Section 409A, the Executive shall pay the premium for such benefit during the aforesaid period and be reimbursed by the Corporation therefor promptly after the end of such period. Any amounts otherwise payable to the Executive following a termination of his employment that are not so paid by reason of this Section 23(a) shall be paid as soon as practicable after the date that is six (6) months after the termination of the Executive’s employment (or, if earlier, the date of the Executive’s death). The provisions of this Section 23(a) shall only apply if, and to the extent, required to comply with Code Section 409A in a manner such that the Executive is not subject to additional taxes and/or penalties under Code Section 409A.

(b) The Corporation shall use its best efforts to design, administer and timely amend (to the extent necessary) its benefit plans, programs, agreements, awards and arrangements with, covering, granted to, or in which the Executive participates so as to comply with the requirements of Code Section 409A. Any amendment required pursuant to the preceding sentence shall be designed to preserve the intended benefits to the maximum extent reasonably possible. To the extent the Executive’s consent is required to effect any such amendment, the Executive agrees to so consent.

(c) To the extent that this Agreement or any plan, program or award of the Corporation in which the Executive participates or which has been or is granted by the Corporation to the Executive, as applicable, is subject to Code Section 409A, the Corporation and the Executive agree that the terms and conditions of plan, program or award shall be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of the agreement, to comply with Code Section 409A.

24. Corporation’s Representations. The Corporation represents and warrants that (i) the execution, delivery and performance of this Agreement by the Corporation has been fully and validly authorized by all necessary corporate action, and (ii) the officer signing this Agreement on behalf of the Corporation is duly authorized to do so.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the Effective Date.

“CORPORATION”

New Century Financial Corporation,
a Maryland corporation

By: /s/ Brad A. Morrice

Print Name: Brad A. Morrice
Title: President and Chief Financial Officer

“EXECUTIVE”

/s/ Tajvinder S. Bindra
Tajvinder S. Bindra

EXHIBIT A

FORM OF RESTRICTED STOCK UNIT AGREEMENT
NEW CENTURY FINANCIAL CORPORATION
2004 PERFORMANCE INCENTIVE PLAN
STOCK UNIT AWARD AGREEMENT

THIS STOCK UNIT AWARD AGREEMENT (this “Agreement”) is dated as of [     , 2006] by and between New Century Financial Corporation, a Maryland corporation (the “Corporation”), and [     ] (the “Participant”).

W I T N E S S E T H

WHEREAS, pursuant to the New Century Financial Corporation 2004 Performance Incentive Plan (the “Plan”), the Corporation has granted to the Participant effective as of the date hereof (the “Award Date”), a credit of stock units under the Plan (the “Stock Unit Award” or “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2. Grant. Subject to the terms of this Agreement, the Corporation hereby grants to the Participant a Stock Unit Award with respect to an aggregate of [     ] stock units (subject to adjustment as provided in Section 7.1 of the Plan) (with any dividends credited pursuant to Section 5(b), the “Stock Units”). As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the Plan) solely for purposes of the Plan and this Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Stock Units vest pursuant to Section 3. The Stock Units shall not be treated as property or as a trust fund of any kind.

3. Vesting. Subject to Section 8 and Section 9 below, the Award shall vest and become nonforfeitable with respect to one-fourth of the total number of Stock Units (subject to adjustment under Section 7.1 of the Plan) on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date. The “Vesting Commencement Date” shall be the date the Participant commenced employment with the Corporation and its Subsidiaries.

4. Continuance of Employment. Except as otherwise provided in Section 8 below, the vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services except as provided in Section 8 below or under the Plan.

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or services, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Participant without his consent thereto.

5. Dividend and Voting Rights.

(a) Limitations on Rights Associated with Units. The Participant shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 5(b) with respect to Dividend Equivalent Rights) and no voting rights, with respect to the Stock Units and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.

(b) Dividend Equivalent Rights Distributions. In the event that the Corporation pays an ordinary cash dividend on its Common Stock and the related dividend payment record date occurs at any time after the Award Date and before all of the Stock Units subject to the Award have either been paid pursuant to Section 7 or terminated pursuant to Section 8, the Corporation shall credit the Participant as of such record date with an additional number of Stock Units equal to (i) the per-share cash dividend paid by the Corporation on its Common Stock with respect to such record date, multiplied by (ii) the total number of outstanding and unpaid Stock Units (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 7.1 of the Plan and/or Section 9 hereof) subject to the Award as of such record date, divided by (iii) the fair market value of a share of Common Stock (as determined under the Plan) on such record date. Any Stock Units credited pursuant to the foregoing provisions of this Section 5(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate. No crediting of Stock Units shall be made pursuant to this Section 5(b) with respect to any Stock Units which, as of such record date, have either been paid pursuant to Section 7 or terminated pursuant to Section 8.

6. Restrictions on Transfer. Neither the Stock Unit Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, (b) the designation of a beneficiary to receive benefits in the event of the Participant’s death or, if the participant has died, transfers to the Participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution or (c) if the Participant has suffered a disability, permitted transfers on behalf of the Participant by his legal representative.

7. Timing and Manner of Payment of Stock Units. On or as soon as administratively practical following each vesting of the applicable portion of the total Award pursuant to Section 3, Section 8 or Section 9, the Corporation shall deliver to the Participant a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of Stock Units subject to this Award that vest on the applicable vesting date, unless such Stock Units terminate prior to the given vesting date pursuant to Section 8. The Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Stock Units is subject to the condition precedent that the Participant or other person entitled under the Plan to receive any shares with respect to the vested Stock Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Participant shall have no further rights with respect to any Stock Units that are paid or that terminate pursuant to Section 8.

8. Effect of Termination of Employment.

(a) Termination of Employment. The Participant’s Stock Units shall terminate to the extent such units have not become vested prior to the first date the Participant is no longer employed by the Corporation or one of its Subsidiaries (which if the Participant is subject to a written employment agreement with the Corporation or a Subsidiary as of the Award Date (the “Employment Agreement”) shall be the termination date as defined in the Employment Agreement), regardless of the reason for the termination of the Participant’s employment with the Corporation or a Subsidiary, whether with or without cause, voluntarily or involuntarily. If any unvested Stock Units are terminated hereunder, such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.

(b) Employment Agreement. Notwithstanding Section 8(a), if the Participant would be entitled to accelerated or continued vesting of the Stock Units under the Employment Agreement in connection with the termination of the Participant’s employment that is greater in the circumstances of the termination than any accelerated or continued vesting of the Stock Units that would occur in the circumstances under this Agreement or under the Plan, then the provisions of the Employment Agreement shall control with respect to such accelerated or continued vesting.

9. Adjustments Upon Specified Events. The Administrator may accelerate payment and vesting of the Stock Units in such circumstances as it, in its sole discretion, may determine. The Stock Units are also subject to accelerated vesting in accordance with Article VII of the Plan; provided that Section 7.7 of the Plan shall not be applicable to this Award. In addition, upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited pursuant to Section 5(b).

10. Tax Withholding. Subject to Section 8.1 of the Plan, upon any distribution of shares of Common Stock in respect of the Stock Units, the Corporation shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates. In the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Stock Units, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

11. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given only when received, but if the Participant is no longer an employee of the Corporation, shall be deemed to have been duly given by the Corporation when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

12. Plan. The Award and all rights of the Participant under this Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Agreement. The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof. In the event of any conflict between (i) the Plan and this Agreement and (ii) Section 7.8 of the Employment Agreement, then Section 7.8 of the Employment Agreement shall govern as to the Award.

13. Entire Agreement. This Agreement, the Plan and the Employment Agreement together constitute the entire agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended only by a writing entered into by the parties. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

14. Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Stock Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Stock Units, as and when payable hereunder.

15. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.

18. Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. The Agreement shall be construed and interpreted consistent with that intent.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

NEW CENTURY FINANCIAL CORPORATION,
a Maryland corporation

By:

Print Name:

Its:

PARTICIPANT

Signature

Print Name

EXHIBIT B

FORM OF RELEASE AGREEMENT

1. Release. Tajvinder S. Bindra (“Executive”), on his own behalf and behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue New Century Financial Corporation (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees and successors (individually and collectively, “Company Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Company Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation or ordinance; provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Sections 5.3, 5.6, 9, 14, 17, 22 and 23 of the Employment Agreement dated as of October 25, 2006 by and between the Company and Executive (the “Employment Agreement”), or (2) any equity-based awards previously granted by the Company to Executive (and interpreted consistent with the Employment Agreement).

2. Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to each and every claim, agreement, obligation, demand and cause of action hereinabove specified (collectively, the “Claims”). Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

3. Additional Release by Executive. In addition to the release set forth in Section 1 above, Executive, on his own behalf and behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue any director, officer, shareholder, partner, representative, attorney, agent or employee, past or present, of any Company Releasee (individually and collectively, “Individual Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action (collectively, “Known Claims”), arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company; provided that “Known Claims” shall not include any claims not released by the Executive (or his estate, as the case may be) hereunder. The Executive represents and agrees that he has no knowledge of any facts or circumstances that may reasonably constitute or lead to any such Known Claim.

4. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

(a) In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

(b) He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) He was given a copy of this Agreement on [     , 20     ] and informed that he had at least twenty-one (21) days within which to consider the Agreement; and

(d) He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.

5. No Transferred Claims. Each party hereto represents and warrants to the other that he or it, as applicable, has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

[Continued on the next page.]

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this      day of      20     , at      County, California.

“Executive”

Tajvinder S. Bindra

NEW CENTURY FINANCIAL CORPORATION
and its divisions, subsidiaries, parents, and affiliated corporations, past and present, and each of them

By:

[NAME]